Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated February 29, 2008 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the American Bar Association Members/State Street Collective Trust’s 2007 Annual Report on Form 10-K for the year ended December 31, 2007. We also consent to the references to us under the headings “Experts” and “Summary Financial Data” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

April 15, 2008